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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


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
                                                            Six Months
                                                          Ended June 30,
                                                  ------------------------------
                                                    2001                  2000
                                                  --------             ---------
Earnings:
Net income                                        $ 43,715             $  52,904
Add:
  Income taxes                                      22,447                23,990
  Amortization of capitalized interest               1,289                 1,154
                                                   -------              --------
  Additions to net income                           23,736                25,144
                                                   -------              --------

Adjustments to earnings for fixed charges:
  Interest and other financial charges              36,452                44,402
  Interest factor attributable to rentals              863                   685
                                                   -------              --------
  Adjustments for fixed charges                     37,315                45,087
                                                   -------              --------
EARNINGS AS ADJUSTED                              $104,766             $ 123,135
                                                   =======              ========

Fixed Charges:
  Fixed charges above                             $ 37,315             $  45,087
                                                   -------              --------
TOTAL FIXED CHARGES                               $ 37,315             $  45,087
                                                   =======              ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                 2.81                  2.73
                                                      ====                  ====
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